Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SEITEL, INC.

Seitel, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation on October 7, 2004, resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article Five, sub-paragraph (1) of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

(1) The authorized number of directors comprising the entire Board of Directors shall be determined from time to time by resolution of the Board of Directors; provided, however, that the Board of Directors shall consist of no less than three (3) members and no more than nine (9) members; provided, further, any reduction in the number of directors within any class of directors provided for in sub-paragraph (2) of this Article 5 shall not shorten the term of an incumbent director in that class.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the holders of a majority of the shares of issued and outstanding common stock, par value $.01 per share, of the Corporation voted in favor of the foregoing amendment.

THIRD: That the foregoing amendment to the Certificate of Incorporation was duly adopted by the stockholders of the Corporation on December 15, 2004 pursuant to the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned, being the duly authorized Secretary of the Corporation, for the purpose of amending the Amended and Restated Certificate of Incorporation of the Corporation pursuant to Section 242 of the DGCL, does make and file this Certificate of Amendment this 15th day of December, 2004.

SEITEL, INC.

By:	/s/ Robert D. Monson
Robert D. Monson, Secretary

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